Exhibit 10.69

MASTER SERVICES AGREEMENT

FOR

SUB-CONTRACT SERVICES

CONTRACT NO. 1075

By and Between

Goodman Networks, Incorporated

d/b/a G-Net (Purchaser)

and

Genesis Networks, Inc. (Supplier)

MASTER SERVICES AGREEMENT

CONTRACT NO. 1075

TABLE OF CONTENTS

SECTION NO.	SECTION HEADING
1.0	Term of Agreement
2.0	Affiliates
3.0	Scope of Agreement
4.0	General
5.0	Services
6.0	Order Administration
7.0	Compensation for Services
8.0	Accounting
9.0	Confidentiality
10.0	Invoice/Payment/Taxes
11.0	Representations, Warranties and Covenants
12.0	Relationship/Personnel
13.0	Termination
14.0	Indemnification
15.0	Damages
16.0	Subcontracting
17.0	Non Discrimination
18.0	Right of Access/Retention of Records/Audit
19.0	Security
20.0	Insurance
21.0	Routine Communications
22.0	Notices
23.0	Assignment
24.0	Mechanics Liens
25.0	Ozone-Depleting Substances
26.0	Ethical Standards
27.0	Business Reviews
28.0	Non-Publicity
29.0	Escalation and Mediation Processes
30.0	Applicable Law
31.0	Changes
32.0	Miscellaneous

EXHIBIT A	Services Schedule
EXHIBIT B	Job Projects
EXHIBIT C	Insurance Requirements
EXHIBIT D	Form of Non-Disclosure Agreement
EXHIBIT E	SCO/JIM Process/Work Order Changes

MASTER SERVICES AGREEMENT

CONTRACT NO. 1075

This Master Services Agreement (Agreement) is entered into by and between Goodman Networks, Incorporated d/b/a G-Net (Purchaser) and Genesis Networks, Inc. (Supplier).

This Agreement establishes the terms, conditions and consideration under which Supplier will provide sub-contract services (Services).

Purchaser is a company specializing in network design, management, engineering, software integration, maintenance, furnish, installation and provisioning of all types of private and public networks. Purchaser provides turnkey networking and enterprise solutions for its end customers’ needs.

Supplier is a company which provides EF&I and enterprise solutions, order and payment management services.

1.0	TERM OF AGREEMENT

1.01	This Agreement shall apply and remain in effect for an initial term beginning January 6, 2005 and shall continue for a period of one (1) Contract Year (Initial Term). Thereafter, this agreement shall automatically be renewed for successive one (1) year terms unless terminated by either party by thirty (30) days written notice.

2.0	AFFILIATES

2.01	When used in this Agreement, the term Purchaser Affiliate shall mean all entities now or hereafter controlling, controlled by, or under common control, whether direct or indirect, of Purchaser. Supplier expressly acknowledges and agrees that Purchaser has entered into this Agreement with Supplier in order to satisfy current or future requirements of Purchaser or obligations of Purchaser to, or requirements of, one or more Purchaser Affiliates and that the services (and any incidental products) provided hereunder are necessary for Purchaser and Purchaser Affiliates to conduct their respective business and satisfy obligations to their respective customers.

3.0	SCOPE OF AGREEMENT

3.01	Exhibit A will generally set forth the Services to be provided by Supplier hereunder for Purchaser. In order that Purchaser may fulfill its contract obligations to its end-customers, Purchaser will issue Purchase Order(s) for specific jobs or projects. In general, Supplier will perform EF&I services, for example, site surveys, installation of telecom equipment and furnishing of minor materials, and enterprise solutions, order and payment management services .

3.02	Any written document submitted to Purchaser by Supplier in connection with this Agreement, including but not limited to, invoices, shall reference, as applicable, the Purchase Order number, and/or this Agreements contract number.

3.03	This Agreement is not intended nor shall it be construed to impose or create any obligation upon Purchaser to purchase particular Services hereunder. It is an overriding master arrangement which specifies the terms and conditions that will govern Suppliers sub-contract services when Purchaser actually issues a specific Purchase order or series of Purchase Orders.

4.0	GENERAL

4.01	In performance of its obligations under this Agreement, Supplier represents warrants and/or covenants to Purchaser as follows:

(a)	Suppliers execution, delivery, and performance of this Agreement does not violate the terms of any law, regulation, court order or material agreement to which Supplier is subject;

(b)	Supplier shall comply with applicable laws, statutes, regulations and ordinances;

(c)	This Agreement is a valid and binding obligation of Supplier, enforceable against it in accordance with its terms;

(d)	All Services will be performed in a professional and workmanlike manner in accordance with the standards set forth in this Agreement or, in the absence thereof, as a minimum in accordance with applicable industry, technical or professional standards and practices. All work/ services are to be performed by personnel certified as being fully qualified to perform such activity on working equipment defined by GR-1275-CORE, or regulated Customer requirements.

(e)	Supplier shall use all reasonable efforts to avoid the disruption of normal operations of Purchaser or any Purchaser Affiliate and Purchasers end customers;

(f)	Supplier shall not infringe, misappropriate, or violate any third party rights, including, without limitation, property or contractual rights, non-disclosure obligations, trademark rights, copyrights, patent rights or other proprietary rights;

(g)	Supplier shall at all times maintain financial and other resources sufficient to permit Supplier to perform its obligations hereunder and pay its debts generally as they become due in order to provide the Services required hereunder;

(h)	Supplier shall maintain appropriate backup, contingency, and remedial plans necessary to ensure Suppliers continued performance under the Agreement despite labor disturbances, strikes, lockouts, transportation problems, technology problems, equipment breakdowns, and similar events.

(i)	If, for any reason, Supplier suspects or discovers that Supplier shall not be able to perform its obligations hereunder, Supplier shall immediately notify Purchaser in writing. This notification must include a detailed description of the problem, the causes of the problem and a contingency plan. Such notification shall not relieve Supplier or its obligations and shall not preclude any remedies available to Purchaser hereunder; and

4.02	Where this Agreement or a Purchase Order specifies a time for the performance of Suppliers obligations, time is of the essence in such performance.

4.03	The performance of either partys obligations will be suspended to the extent that the party is prevented from performing by acts of nature, fires, war, riots, and/or governmental actions.

4.04	In the performance of its obligations under this Agreement, both parties shall act fairly and in good faith. Where notice, approval or similar action by either party hereto is permitted, or required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

4.05	A business day (Business Day) means any day, Monday through Saturday (excluding Purchasers holidays of any given week or portion thereof). A calendar day (Calendar Day) means every day of any given month or portion thereof. Regular business hours (Business Hours) means the time between 8:00 A.M. and 5:00 P.M. Standard or Daylight Savings Time on any Business Day.

4.06	Supplier shall take and require its Subcontractors to take reasonable precautions and institute procedures designed to promote safety, avoid accidents and prevent injury to persons or property at Purchasers sites.

4.07	In entering into this Agreement, Purchaser is relying in good faith on the representations and statements of fact made by Supplier. During the term of this Agreement, should any such representation or statement of fact relied on by Purchaser be discovered to be untrue, Purchaser may exercise the remedies as provided herein.

5.0	SERVICES

5.01	Supplier shall furnish to Purchaser sub-contract services for various projects as set forth on Exhibit B, or as Purchaser may request from time to time for work on behalf of Purchaser. Suppliers personnel will have the work skills and qualifications to properly perform Services for Purchaser and Purchasers end customers. Unless otherwise specified on Exhibit A, Purchaser shall have no obligation to request any minimum number of hours of work or the furnishing of any particular work skills during the performance of this Agreement.

5.02	Purchaser may from time to time issue Purchase Orders under this Agreement which shall specify the maximum amount payable thereunder for the Services. Purchaser shall not be obligated to pay for Services performed in excess of a Purchase Orders maximum amount. Supplier shall not be obligated to perform Services or furnish personnel, whose compensation would cause the maximum amount to be exceeded.

5.03	Purchaser reserves the right to approve personnel furnished by Supplier and confirm the qualifications of such personnel to complete the specific projects and/or perform the job duties as specified in the Purchase Order(s).

5.04	If Purchaser determines that any personnel furnished by Supplier are unacceptable or unsatisfactory, for any reason, then Supplier shall remove the affected personnel immediately from Purchasers facilities or project.

5.05	Purchaser agrees to provide Supplier with advance notice of all personnel requirements in accordance with the notice process agreed upon by the parties Representatives designated under Section 6.01, so as to reasonably permit Supplier to fulfill Purchasers needs.

5.06	In cases where Purchaser has entered into a contract with its end-customer and has issued Purchase Order(s) to Supplier for sub-contracting services and the end customer then requests additional services directly from Supplier, Supplier may perform the additional services upon notification to Purchaser. This arrangement can last for a two (2) year period after the completion of a specific Purchase Order.

5.07	Purchaser agrees to extend to Supplier any site license(s) required to perform sub-contracting services herein.

6.0	PURCHASE ORDER ADMINISTRATION

6.01	Within a schedule to be mutually agreed upon at execution of this Agreement, Supplier shall designate an employee and Purchaser shall designate employee(s) (Representative(s)) to act on each respective partys behalf with regard to matters arising pursuant to Purchase Orders placed under this Agreement. Thereafter, either party may change their respective Representative(s) by providing the other party prior written notice. Invoices will be not be accepted if they do not match the exact amount on the PO or are not accompanied with a SCO/JIM/WOC form.

6.02	Each partys Representative(s) shall have full authority to execute any and all instruments related to Orders placed for Services hereunder. However, such authority does not include the authority to alter or amend any term, condition or provision of this Agreement.

7.0	COMPENSATION FOR SERVICES

7.01	Supplier shall bill Purchaser for work performed under the various projects at the billing rates and at the intervals set forth on Exhibit B.

7.02.1	Supplier shall be solely responsible to pay its personnel for all work performed under this Agreement and Purchaser shall have no payment obligation to Suppliers personnel.

7.03	The applicable overtime rate will be identified on Exhibit B, payable to the individual by Supplier. Only overtime rates accumulated as a result of work performed solely for Purchaser will be allowed. No individual furnished by Supplier will work on an overtime basis for Purchaser without prior specific, written approval of Purchasers Representative.

7.04	Supplier shall be solely responsible for all federal and state income taxes, social security taxes, federal and state unemployment taxes, workers compensation, insurance, employee benefits, jury duty pay, travel and commuting expenses, and similar costs and obligations payable for the personnel it furnishes to Purchaser.

7.05	Supplier shall provide requested safety equipment, materials, tools and equipment required for work by Suppliers personnel (Equipment). If Purchaser provides such Equipment to Suppliers personnel, Suppliers personnel shall be responsible to properly use it. If Equipment under the control of Suppliers personnel in missing or damaged, Supplier agrees to replace or repair the Equipment to the full satisfaction of Purchaser, at Suppliers sole expense.

7.06	Supplier is not authorized to perform any additional work outside the scope provided by Purchaser without prior specific, written approval of Purchasers Representative.

7.07	All invoices should be generated within ten (10) business days after job completion. All invoices must be received after 30 days of job completion. Any invoices received after thirty (30) days will not be paid.

8.0	ACCOUNTING

Supplier shall maintain in separate accounts a full, accurate, and careful record of all labor employed on, about or in connection with the sub-contract services performed under this Agreement. Supplier shall keep accurate records of any Equipment furnished by Supplier. Supplier shall submit a weekly report containing this information to the Purchaser Representative.

9.0	CONFIDENTIALITY

9.01	Supplier and Suppliers personnel, during the term of this Agreement, shall have access to and become familiar with various trade secrets and confidential information of Purchaser (Confidential Information). In addition to the Non-Disclosure Agreement signed by Supplier, Suppliers personnel and Suppliers sub-contractors will also be required to sign confidentiality agreements with terms no less stringent than the Non-Disclosure Agreement signed by Supplier.

10.0	INVOICING/PAYMENT/TAXES

10.01	Invoices for Services are to be submitted, in duplicate, to Purchasers accounts payable department at the address set forth in the Purchase Order. Invoices without reference to this Agreement reference (Work order Number or WON) number and Purchase Order number, or listing Services other than reflected on the Purchase Order will not be paid but will be returned to Supplier. The items listed on (and incidental products) Suppliers invoice must appear in the same sequence as listed on the Purchase Order.

10.02	Agreed upon shipping charges for incidental products, if any, shall be listed as a separate item on Suppliers invoice.

10.03	Unless otherwise specified by the Purchase Order, invoices for Services and incidental products, if any, shall include and list all applicable taxes as a separate item. Purchaser will reimburse Supplier for all sales, use or excise taxes levied on amounts payable by Purchaser to Supplier pursuant to this Agreement. Supplier is responsible for remittance of such taxes to applicable tax authorities. Purchaser shall not be responsible for any ad valorem, income, franchise, privilege, value added or occupational taxes of Supplier. Supplier shall cooperate with Purchasers efforts to identify taxable and non-taxable portions of amounts payable pursuant to this Agreement (including segregation of such portions on invoices) and to obtain refunds of taxes paid, where appropriate. Supplier is not authorized to provide any incidental products, materials or services without prior specific, written approval of Purchasers Representative.

10.04	Supplier shall not be responsible for remittance of sales, use or excise taxes for which Purchaser has provided Supplier a tax exemption certificate or other evidence supporting applicable exemptions.

10.05	Purchaser shall pay Supplier for all Services and incidental products, if any, furnished by or through Supplier and invoiced in accordance with the terms of this Agreement, within sixty (60) Calendar Days of the date of receipt of invoice. Supplier is not authorized to provide any incidental products, materials or services without prior specific, written approval of Purchasers Representative.

10.06	Supplier shall promptly refund to Purchaser any payments made to Supplier by Purchaser to which Supplier is not entitled. In addition to such refund, when such payments were held by Supplier for more than thirty (30) Calendar Days, Supplier shall pay Purchaser interest on such payments based on the current prime rate charged by major financial institutions.

10.07	10.07 Invoices will not be accepted if they do not match the exact amount on the PO or are not accompanied with a SCO/JIM/WOC form. All Invoices must be accompanied with a Certificate of Acceptance (CA).

11.0	REPRESENTATIONS, WARRANTIES AND COVENANTS

11.01	With respect to the Services and personnel provided by Supplier under this Agreement, Supplier represents, warrants and covenants to Purchaser as follows:

(a)	The personnel furnished shall be competent and qualified in their respective skills and Supplier will immediately replace any personnel when Purchaser finds unsatisfactory. Purchaser may obtain replacement personnel from other sources and/or may terminate this Agreement as provided herein. All work/ services are to be performed by personnel certified as being fully qualified to perform such activity on working equipment defined by GR-1275-CORE, CO Environment Installation/Removal Generic Requirements;

(b)	In furnishing personnel to Purchaser, Supplier shall at all times assure its compliance with Section 19 of this Agreement;

(c)	Supplier and/or Suppliers personnel shall be authorized to work in the United States and have and maintain proper documentation evidencing such authority. Supplier shall furnish Purchaser with copies of such documentation on request.

(d)	Supplier and/or Suppliers personnel shall conform to all the standards, policies and procedures of Purchaser while working on job assignments and projects under this Agreement. These policies include, without limitation, policies prohibiting the disclosure of confidential information, employment discrimination, sexual harassment and violence and weapons in the workplace or job site. Supplier agrees that it will make its personnel available for any training provided by Purchaser concerning these policies as agreed upon by the parties Representatives. Supplier and Suppliers personnel will also conform to Purchasers policies and Purchasers end customers policies, including without limitation, those dealing with physical security, identification badges, safety, work habits and dress, assigned hours parking and drug testing.

(e)	Prior to beginning work under this Agreement, Supplier and/or Suppliers personnel shall execute and deliver to Purchasers Representative a Non-Disclosure Agreement in the form attached hereto as Exhibit D.

(f)	Supplier has obtained and shall maintain adequate workers compensation, disability benefits, unemployment insurance and the like, in accordance with the laws of the state(s) wherein Supplier and/or Suppliers personnel shall perform services for Purchaser. In addition Supplier is in compliance with the Insurance Requirements set forth in Exhibit C.

(g)	Supplier agrees that it shall have and maintain, during performance of this Agreement, written agreements with all employees, contractors or agents engaged by Supplier in performance hereunder, granting Supplier rights sufficient to support all performance obligations and grants of rights by Supplier contained in this Agreement. Supplier shall provide copies of these agreements to Purchaser promptly upon request.

(h)	All incidental products provided under this Agreement shall be free from defects in structural and functional design, materials and workmanship. Supplier agrees to warrant and correct, for a period of one year, any and all defects, mistakes, or deviations to, installation, engineering, furnishing or testing services provided that has been discovered by Purchaser(s) or End Customer(s) audit team. Supplier agrees to maintain quality in accordance with industry practices as required by end customer and Purchaser. Supplier agrees to correct any defect in any of the services provided within thirty six (36) hours after notice from Purchaser(s) or end customer.

12.0	RELATIONSHIP/PERSONNEL

12.01	Personnel furnished by Supplier shall not be eligible for any employee benefit programs of Purchaser and such personnel shall not have any claim under this Agreement or otherwise against Purchaser for vacation pay, sick leave, retirement benefits, social security, workers compensation, disability or unemployment insurance benefits, or any other employee benefits of any kind. Supplier, and not, Purchaser, shall be solely responsible for the payment of all federal and state withholding and income taxes, social security contributions, employment taxes and any and all other taxes for, or with respect to, personnel supplied by Supplier.

12.02	Each party shall be liable for the acts or omissions of their employees and agents in performing their respective obligations under this Agreement.

13.0	TERMINATION

13.01	Purchaser shall have the right to terminate this Agreement at any time on giving written notice to Supplier at least thirty (30) Calendar Days prior to the date of termination.

13.02	A party may, by giving written notice to the other party, terminate this Agreement or any Order placed hereunder if the other party:

(a)	Commits a material breach of its representations, warranties or obligations under this Agreement or any other agreement between the parties; provided, however, such party shall have thirty (30) Calendar Days, after written notice of the breach is provided to the breaching party, to cure such breach if:

(1)	The breaching party immediately commences the cure process; and

(2)	The breach is cured as soon as practicable to the satisfaction of the first party;

(b)	Becomes insolvent, or generally unable to pay its debts as they become due, or shall become the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or shall make a general assignment for the benefit of its creditors;

(c)	Commits a fraudulent or criminal act against the first party or;

(d)	In the case of Supplier, shall either:

(1)	Merge with another entity, or

(2)	Suffer a transfer involving fifty percent (50%) or more of any class of its voting securities, or

(3)	Transfer all, or substantially all, of its assets,

with the resulting entity being a direct or indirect competitor of Purchaser or Purchaser Affiliates.

Termination of this Agreement shall not negate any other remedies available in law or equity to either party.

13.03	All provisions of this Agreement and related obligations concerning indemnification, security, examination/audit, refunds, non-publicity, non-solicitation and representations, warranties and covenants shall survive the termination of this Agreement. If the parties have also executed a separate Non-Disclosure Agreement related to this Agreement, the obligations under that agreement will also survive any termination of this Agreement, as will the obligations of Suppliers personnel under confidentiality agreements.

14.0	INDEMNIFICATION

14.01	Supplier shall indemnify, defend, and hold harmless Purchaser and the Purchaser Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns from and against any and all claims made, or asserted, or threatened by any party, or governmental agency and all related losses, expenses, damages, costs and liabilities arising out of or related to the following:

(a)	Defective Services or incidental products or any act or omission, or alleged act or omission, by Supplier, its employees and agents or any Subcontractor engaged by Supplier in the performance of Suppliers obligations under this Agreement or otherwise;

(b)	Any material breach in a representation, covenant or obligation of Supplier contained in this Agreement;

(c)	Any claims that, in accepting the performance of Suppliers obligations under this Agreement, or in using the Services or incidental products provided to Purchaser under this Agreement, Purchaser or an Purchaser Affiliate has violated, misappropriated or infringed upon the patent, copyright, trade secret, or other proprietary rights of any third party; or

(d)	Suppliers relationship with its employees, agents or Subcontractors or its capacity as an employer;

15.0	DAMAGES

15.01	Damage recoverable under this Agreement shall include, without limitation, costs, expenses, losses, damages and injuries incurred or suffered by an Purchaser or Purchaser Affiliate, on account of claims made against Purchaser or Purchaser Affiliate, resulting from defective Services or incidental products or a material act, omission, breach of warranty, or misrepresentation of Supplier. Notwithstanding the foregoing, Purchaser shall solely be responsible to Supplier for the performance of Purchasers obligations under this Agreement.

15.02	Neither Supplier nor Purchaser shall be liable for those consequential damages which consist of lost profits or loss of goodwill; provided, however, that the limitations set forth in this Section 16.0 shall not apply to, or in any way limit:

(a)	Suppliers indemnity obligations under this Agreement, or

(b)	Suppliers liability to Purchaser or an Purchaser Affiliate for consequential damages constituting lost profits or loss of goodwill which arise from Suppliers grossly negligent or willful acts or omissions.

15.03	In the event of any breach of either partys obligations under this Agreement, each party acknowledges that:

(a)	The other party may have no adequate remedy at law, since the harm caused by such a breach could not be easily measured and compensated for in damages, and

(b)	In addition to such other remedies as may be available to the non-breaching party, the non-breaching party may obtain injunctive relief including, but not limited to, specific performance.

15.04	If either party employs an attorney or commences legal proceedings to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover from the other reasonable costs incurred in connection with such enforcement, including, but not limited to, attorneys fees and costs of investigation and litigation.

16.0	SUBCONTRACTING

16.01	In performing its obligations under this Agreement, Supplier may engage subcontractors and other third parties Subcontractor(s). All Subcontractors shall, as a condition to their engagement by Supplier, agree to be bound by provisions substantially identical to those included in this Agreement, specifically those relating to the indemnification of Purchaser and Purchaser Affiliates, insurance requirements, treatment of confidential information under any Non-Disclosure Agreement, qualifications of employees and compliance with laws.

16.02	Supplier shall notify Purchaser in writing of its intent to engage a Subcontractor. The engagement of a Subcontractor by Supplier shall be subject to Purchasers prior written consent and shall not relieve Supplier of any of its obligations under this Agreement. Supplier shall be liable to Purchaser for all acts and omissions of Subcontractors and their employees, agents, officers, directors, representatives and affiliates. At the request of Purchaser, Supplier shall provide Purchaser with:

(a)	A copy of any contracts by or with Subcontractors, and

(b)	Certification of Suppliers and/or certification of Subcontractor compliance under this Section 17.0.

17.0	NON DISCRIMINATION

17.01	Purchaser and Supplier are equal opportunity employers, and do not discriminate in employment of persons or awarding of subcontracts because of a persons race, sex, age, religion, national origin, veteran or handicap status.

18.0	RIGHT OF ACCESS/RETENTION OF RECORDS/AUDIT

18.01	Both Supplier and Purchaser shall permit the other reasonable access to their respective facilities in connection with work hereunder. Both parties agree to immediately remove any of their own employees from each others premises upon request.

18.02	Employees and agents of each party while on the premises of the other, shall comply with all the facility rules and regulations, including, where required by governmental regulations, submissions of satisfactory clearance from the federal or state authorities concerned.

18.03	For a period of not less than two (2) years after the termination of this Agreement, Supplier shall maintain at no additional cost to Purchaser, in a reasonably accessible location approved by Purchaser, all material data, files and records pertaining to its performance and Products provided under this Agreement and to charges and costs paid or payable by Purchaser under this Agreement.

18.04	Throughout the term of this Agreement and for two (2) years thereafter, all of the Suppliers data, files and records referenced above in Section 19.01 may be inspected, audited and copied by Purchaser, its duly authorized agents, representatives or employees or by federal or state agencies having jurisdiction over Purchaser or an Purchaser Affiliate, at such reasonable times as Purchaser may determine after consultation with Supplier.

18.05	Supplier agrees to warrant and correct for a period of one year any defects, mistakes, or deviations to services, installation, engineering or furnishing provided that has been discovered by Purchaser(s) or End customer(s) audit team. Supplier agrees to maintain quality in accordance with industry practices as required by end customer.

19.0	SECURITY

19.01	Supplier shall not knowingly permit an Employee to have access to the premises, records or data of Purchaser or Purchaser Affiliates or Purchasers end customers when such Employee(s):

(a)	has been convicted of a dishonest act, breach of trust or felony criminal offense, or has agreed to or entered into a pretrial diversion or similar program in connection with such offense; and/or

(b)	Uses illegal drugs.

19.02	Upon written request from Purchaser, Supplier shall provide evidence of Suppliers actions to comply with the above provisions for its Employee(s).

19.03	Purchaser shall notify Supplier of any act of dishonesty or breach of trust which may involve an Employee(s) and Supplier shall notify Purchaser if it becomes aware of any such offense. Following such notice, at the request of Purchaser, Supplier shall cooperate with investigations conducted by or on behalf of Purchaser or Purchaser Affiliates. In addition, at the request of Purchaser, Supplier shall conduct its own investigations into the activities of said Employee(s), with the results of such investigations and all files and records related thereto being made available to Purchaser.

19.04	Supplier shall cooperate with the internal operating controls and security processes of Purchaser and Purchaser Affiliates.

19.05	Supplier shall require its Subcontractors that perform work under this Agreement, as a condition to their engagement by Supplier, to agree to be bound by provisions substantially identical to those included in this Section 20.0.

20.0	INSURANCE

20.01	Supplier shall comply with the insurance requirements set forth on Exhibit C to this Agreement. In addition, Supplier will provide Purchaser with Certificate(s) of Insurance naming Purchaser as an additional insured on Suppliers policies.

21.0	ROUTINE COMMUNICATIONS

21.01	All routine, operational communications relating to the day to day operations, excluding routine telephone conversations, shall be in writing and delivered by United States mail, or other acceptable courier or express delivery service, postage prepaid to the applicable addresses and parties as named from time to time during the term of this Agreement. The parties may also communicate via confirmed electronic mail messages and confirmed facsimile transmissions.

22.0	NOTICES

22.01	All notices required or provided for under this Agreement shall be given to the parties in writing as follows: (a) by registered or certified United States mail, return receipt requested and postage prepaid to the applicable addresses below, or to such other addresses as the parties may substitute by written notice given in the manner prescribed in this Section; (b) by hand delivery, including courier service delivery, to such addresses; or (c) by facsimile machine transmission, to the numbers provided below:

If to Supplier:	If to Purchaser:
Genesis Networks, Inc.	Goodman Networks, Incorporated
14220 Northbrook, suite 700	d/b/a G-Net 13835 Senlac Dr.
San Antonio, Texas 78232	Farmers Branch, TX 75234
ATT: Sean Nelson	ATT: Jody Goodman
Facsimile: 210 212 462	Facsimile: 972 243-3931

22.02	Such notices shall be deemed to have been duly given either three (3) Business Days after the date of mailing as described above, or one (1) Business Day after being given to an express courier, or when facsimile transmission when confirmed received.

23.0	ASSIGNMENT

23.01	Neither party may assign this Agreement or any of the rights or obligations under this Agreement without the prior written consent of the other party, and any such attempted assignment shall be void. Notwithstanding the foregoing, Purchaser may assign all of Purchasers rights and obligations under this Agreement to a Purchaser Affiliate, the surviving corporation with or into which Purchaser may merge or consolidate, or an entity to which Purchaser transfers all, or substantially all, of its business and assets.

23.02	Subject to this Section 24.0, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns. Except as specifically set forth in this Agreement, the parties do not intend the benefits of this Agreement to inure to any third party, and nothing herein shall be construed as creating any right, claim or cause of action in favor of any such third party, against either of the parties hereto.

24.0	NO MECHANICS LIENS

24.01	Supplier shall promptly pay all valid and proper invoices for Subcontractors and other suppliers fees for labor and materials so as not to allow any mechanic’s lien to be placed upon any premises that Supplier is working on under this Agreement. In the event such lien is filed or claimed (and Purchaser has paid current amounts then due under the relevant Purchase Order), Supplier shall promptly cause said lien to be removed and take such action as may be required to protect Purchaser and the premises from the claim.

25.0	OZONE - DEPLETING SUBSTANCES

25.01	Except where the Purchasers Representative has given written approval to Supplier in advance of shipment, Supplier hereby agrees that it has not used or introduced after May 15, 1993, a Class I ozone depleting substance (ODS) or introduced a Class II ODS (as such terms are defined in 40 C.F.R. 82.104), into any incidental Product begin supplied to Purchaser under this Agreement. Where the Purchaser Representative has so agreed to accept product containing or manufactured using an ODS, Supplier will label the product with a warning or will otherwise effectively warn Purchaser of such use in accordance with 40 C.F.R. 82, Subpart E. Breach of this provision will entitle Purchaser to all remedies available for Breach of this Agreement, including without limitation, the right to reject the product and terminate the Agreement.

26.0	ETHICAL STANDARDS

26.01	Supplier agrees that it shall not with respect to Purchasers employees:

(a)	give or offer to give any excessive gift or benefit to any employee beyond the exchange of reasonable business courtesies such as meals and reasonable business entertainment;

(b)	enter into any outside business relationship with any employee without full disclosure to and prior approval of Purchasers Representative and/or Senior Management;

(c)	solicit or accept undue favoritism from any employee, with Afavoritism@ meaning undue partiality in promoting the interest of Supplier over other competing Suppliers; and

(d)	solicit or accept any information, data, sources, equipment or commitment from any employee of Purchaser, unless same is required under this Agreement or made with a written disclosure agreement, specifically authorized in writing by Purchasers management.

(e)	solicit, directly or indirectly, any of the Purchasers employees for employment during the term of this Agreement or for a one-year period thereafter.

27.0	BUSINESS REVIEWS

27.1	Both parties agree to hold quarterly management business reviews to build and expand their business relationship.

28.0	NON-PUBLICITY

28.1	Supplier shall not, without the prior written consent of the Purchaser (which shall not be unreasonably withheld), publicly announce or otherwise disclose, the existence or the terms of this Agreement, or release any publicity regarding this Agreement.

29.0	ESCALATION AND MEDIATION PROCESSES

29.01	The parties agree that any material dispute between them relating to this Agreement will be submitted to a panel of two senior executives of Supplier and Purchaser. Either party may start this process by notifying the other party pursuant to the notice provisions of this Agreement. Within ten (10) days from the date of receipt of the notice, the parties executives shall confer (via telephone or in person) in a good faith effort to resolve the dispute.

29.02	In the event the escalation process set forth in 30.01 is unsuccessful, the parties agree to refer the dispute to mediation before, and as a condition precedent to, the initiation of any legal or court proceeding.

29.03	If during mediation, a party makes a written offer of compromise to another party which is not accepted and the refusing party fails to obtain a more favorable judgment or award, the refusing party shall pay the offering party all reasonable costs and expenses, including reasonable attorneys fees, incurred from the time the offer is refused.

30.0	APPLICABLE LAW

30.1	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the conflict of law principles. Each party hereby submits to the jurisdiction of the federal and state courts of Texas, and waives any objection to venue with respect to actions brought in such courts.

31.0	CHANGES

31.01	This Agreement may not be changed, modified, waived or amended unless mutually agreed to in writing by the parties hereto.

32.0	MISCELLANEOUS

32.01	This Agreement, including Exhibits and all other materials attached hereto or referenced herein, constitute the entire agreement between Purchaser and Supplier with respect to the subject matter of this Agreement. Other than those remedies specifically disclaimed in this Agreement, all remedies set forth in this Agreement shall be in addition to all other remedies available under this Agreement or at law or in equity. In the event of a conflict between the terms of this Agreement and a Purchase Order, this Agreement will govern.

32.02	All section headings in this Agreement are for convenience or reference only and are not intended to define or limit the scope of any provision of this Agreement.

32.03	If any provision of this Agreement shall be held invalid for any reason, then such provision shall be severed from the remaining provisions of this Agreement and shall not affect the validity or enforceability of the other provisions of this Agreement, unless the invalidity of any such provision deprives either party of the benefits intended to be conferred by this Agreement.

32.04	Any waiver by either party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision, and any failure to enforce strict performance of any provision of this Agreement shall not be construed as a waiver or relinquishment to enforce strict performance in respect to such provision on any future occasion.

32.05	Notwithstanding the general rules of construction, both Purchaser and Supplier acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions of this Agreement and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

32.06	This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original.

EXECUTED by the parties hereto, with an effective date of Jan 5, 2005.

PURCHASER:		SUPPLIER:
Goodman Networks, Incorporated d/b/a G-Net		Genesis Networks, Inc.

By:	/s/ Jody Goodman	By:	/s/ Sean Nelson

PRINTED NAME: Jody Goodman		PRINTED NAME: Sean Nelson

OFFICERS TITLE: Corporate Secretary		OFFICERS TITLE: President

DATE: 1/5/05		DATE: Jan 5, 2005

For more information regarding the negotiation and content of this Agreement, the following persons may be contacted:

FOR PURCHASER:	FOR SUPPLIER:
John Goodman	Sean Nelson
13835 Senlac Dr.	14220 Northbrook, Suite 700
Farmers Branch, TX 75234	San Antonio, Texas 78232
972 406-9692	210 212 4625

Jim Nalley
EVP Operations
13835 Senlac Dr.
Farmers Branch, TX 75234
972 406-9692

Jody Goodman
13835 Senlac Dr.
Farmers Branch, TX 75234
972 406-9692

ATTACH TO MASTER SERVICES AGREEMENT CONTRACT NO. 1075

EXHIBIT A - DESCRIPTION OF SERVICES

All request for services will contain a specific statement of work (SOW). The SOW will be specific to each job.

I.	Executive Summary

Services

This proposal invites the selection by Goodman Networks, Inc (GNET) of Genesis Networks, Inc. (“Genesis”) to provide Wireless Location System Services used to provision Enhanced 911 Emergency service and other value-added location-based services. These services include CSU provisioning, LMU installation and commissioning. In addition, this proposal also sets forth the “initial” understanding between GNET and Genesis

Statement of Work (SOW):

All MSA terms and conditions of the Agreement apply including but not limited to Detailed Responsibilities and Tasks and Fee Schedule, except as specifically modified in this Scope of Work (SOW).

Changes to this Statement of Work will be processed in accordance with the procedures described in “Appendix A. Project Change Control Procedure.” A Change Authorization must be approved and accepted by both parties to initiate scope changes under this agreement. The investigation and the implementation of changes will result in modifications to the Estimated Schedule, Charges, and/or other terms of the Agreement.

II.	Project Scope

GNET is in the process of supporting Cingular Wireless in a nationwide roll out of its network-based Wireless Location System, pursuant to the FCC’s Phase II compliant Enhanced 9-1-1 wireless location and other location based services. It is assumed that all critical system components will be provided by GNET/Cingular. Genesis will focus on providing human and testing equipment resources and the expertise necessary to provide the services mentioned below:

1.	LMU Commissioning only

2.	DSU/LMU Commissioning only

3.	DSU/LMU Full Build Scope

4.	Market Field Supervision and Quality auditors

III.	Project Details

Genesis is responsible for performing all tasks and activities identified for the following services:

1.	LMU Commissioning only (Separate Visit).

•	Arrive on site using directions and maps provided by G-net. Call NOC. And sign log book.

•	Program LMU and fill out True position post-surveys.

•	Make sure site is clean, call NOC and exit site.

•	E-mail surveys and report completions to G-net.

•	Any out of scope work will be billed at the maintenance hourly rate plus expenses.

2.	DSU/LMU Commissioning only (Separate Visit).

•	Arrive on site using directions and maps provided by G-net. Call NOC. And sign log book.

•	Install and power Carrier Access Flex Master when needed.

•	Install RJ45 jumper from LMU to Flex Master and from Flex Master to the NIU or Telco backboard.

•	Provision the Carrier Access Flex Master (DSU) when needed to breakout the required DSO from the T1.

•	Perform DSO testing with switch (Carrier switch).

•	Program LMU and fill out True position post-surveys.

•	Make sure site is clean, call NOC and exit site.

•	E-mail surveys and report completions to G-net.

•	Any out of scope work will be billed at the maintenance hourly rate plus expenses.

3.	LMU Full Build Scope: Genesis will install and commission a single or dual band LMU at each site. The SOW includes:

•	Arrive on site using directions and maps provided by G-net. Call NOC. And sign log book.

•	Install LMU in 19” or 23” rack or wall mount and ground.

•	Install power to LMU using either rectifier or rack provided power and label.

•	Install dual-mode antenna on Ice Bridge or alternate and run to LMU.

•	Route and install RF jumpers from LMU to the BTS or RXAIT. If using BTS, a Mini-Circuit coupler may be needed and installed if necessary. Jumpers will be color coded to market specs.

•	Install breakers and grounding for the LMU and Flex Master as needed.

•	Install and power Carrier Access Flex Master when needed.

•	Install RJ45 jumper from LMU to Flex Master and from Flex Master to the NIU or Telco backboard.

•	Program LMU and fill out True position post-surveys.

•	Make sure site is clean, call NOC and exit site.

•	E-mail surveys and report completions to G-net.

4.	Market Field Supervision and Quality auditors will be responsible for:

•	Field Supervisor will be located in the market being deployed or readily available in the event of multiple very small markets.

•	Primary technical point of contact for the LMU installation teams to provide detailed technical instructions to support the LMU installations.

•	Performing Pre-Prep Surveys and addressing issues, if any, with each site.

•	Performing Site Preparation activities and determining sites ready for LMU installation.

•	Performing site audits after the installation to ensure the installation is performed in a quality manner.

•	Maintaining detailed records of which sites are prepped and ready to install, installation complete, site surveyed, swept & gained, commissioned and what, if any, issues are encountered.

•	Developing and maintaining the daily site-by-site schedule through deployment. The site-by-site schedule shall be developed based on defining the most efficient allocation of installation teams to sites.

•	Monitoring project status and producing status reports.

•	Monitoring post installation activities – site survey gathering, sweeps & gains completion, site survey validation and deliverables generation.

•	Developing and maintaining a schedule of deliverables to the Wireless Carrier.

•	Generating and processing full equipment and services quotes.

•	Training and/or market familiarization of new and/or transferred personnel.

IV.	Project Assumptions

•	Pricing is inclusive of labor, drive time, test equipment, mileage, minor materials and expenses.

•	Pricing assumes that all sites can be accessed without an escort (access key or code will be provided by customer in advance).

•	Pricing assumes that sufficient quantity of CINGULAR or GNET provided equipment and installation materials will be available at local CINGULAR central office or warehouse.

•	Pricing assumes that when teams call in for DSO verification (i.e. NOC support) that customer will respond within a reasonable amount of time (15 Minutes).

•	Any requirements to re-visit site or downtime beyond the control of Genesis will require additional billing.

•	Customer will provide External Cabinets, Fuse Panels, and other required BTS equipment and materials.

•	Pricing assumes a (7) days advance notice will be given to start project or new market.

•	External cabinet installation does not include pad construction, licensing or permitting.

V.	Pricing (San Antonio TX Market)

Task	Price
LMU Commissioning only	$150/Site
DSU/LMU Commissioning or Maintenance of Sites	$250/Site
DSU/LMU Installation/Commissioning (Same Visit)	$750/Site
Market Field Supervision & Quality Audits (Turn-key Management added value)	$350/Site
Field Technician hourly rate (Plus expenses)	$45/Hr (+exp)
Site Revisits Charge (If revisit is beyond Genesis Control: DSO provisioning, access issues, or other)	$250/Site

•	Work performed will be invoiced weekly with net 30 payment terms.

•	Pricing is based upon installation within the Continental U.S.

•	All shipping costs will be covered by GNET.

ATTACH TO MASTER SERVICES AGREEMENT CONTRACT NO. 1075

EXHIBIT B - JOB PROJECTS

JOB PROJECTS	HOURLY RATES	PAYMENT INTERVAL

ALL JOB PROJECTS WILL BE INDEPENDTLY BID AND AWARED BASED ON THE NEEDS OF PURCHASER. ALL RATES ARE INCLUSIVE OF TRAVEL AND EXPENSES. THE FOLLOWING RATES SHOULD BE USED AS A BASIS FOR ALL T&E JOBS AND FRIM PRICE QUOTES (BID JOBS):

Shift	Skill Level 1	Skill Level 2	Skill Level 3	Skill Level 4	Skill Level 4a
Day
OT

ALL JIM’s, SCO’s, or WOC’s will be based on the following rates:

Detail Engineer	Drafting	Program Manager	Engineering	Installation Skill Level 1-4 average	Skill Level 4a

THE ABOVE RATES ARE TO BE USED AS A BASIS TO QUOTE REQUESTS FROM PURCHASER. PURCHASER RESERVES THE RIGHT TO CHANGE, ALTER, OR NEGOTIATE ANY OF THE ABOVE RATES AT ANT TIME DRUING THIS AGRREMENT. RATES CAN CHANGE DEPENDING ON THE END CUSTOMER OF PURCHASER. THIS CREATES A DYNAMIC ENVIROMENT, WHICH WILL REQUIRE PURCHASER AND SUPPLIER TO ADJUST TO END DEMANDS.

Building Block Rates for commodity product(s)

Detail Engineer	Drafting	Program Manager	Engineering	Installation Skill Level 1-4	Skill Level 4a

ATTACH TO MASTER SERVICES AGREEMENT CONTRACT NO. 1075

EXHIBIT C - INSURANCE REQUIREMENTS

Supplier shall, and shall require its Subcontractors to, secure and maintain, at its own expense, the following insurance with companies satisfactory and acceptable to Supplier and shall furnish to Supplier certificates evidencing such insurance prior to commencing work and thereafter as requested by Supplier. Said certificates shall contain a provision whereby the policy and/or policies shall not be canceled or altered without at least thirty (30) days prior written notice to Supplier.

(a)	Worker’s Compensation and Employers Liability and Insurance which shall fully comply with the statutory requirements of all state laws as well as federal laws which may be applicable. Employers Liability limit shall be $500,000 per accident for Bodily Injury and $500,000 per employee/aggregate for disease. Supplier and its underwriter shall waive subrogation in favor of Purchaser.

(b)	Commercial General Liability Insurance with a minimum combined single limit of liability of $1,000,000 per occurrence per location and $2,000,000 aggregate for bodily injury and/or death and/or property damage and/or personal injury. This shall include products/completed operations coverage and shall also include Broad Form Contractual specifically covering this Agreement. Further, if requested by Purchaser, it is to be added as an Additional Insured on this policy with respect to operations covered under this Agreement.

(c)	Business Automobile Liability Insurance covering all owned, hired and non-owned vehicles and equipment used by Supplier with a minimum combined single limit of liability of $1,000,000 for injury and/or death and/or property damage.

(d)	Excess coverage with respect to (a), (b) and (c) above with a minimum combined single limit of $5,000,000.

(e)	Goodman Networks Incorporated will be added as additional insured. The certificated will be sent to the following address: Att: John Goodman 13835 Senlac Dr., Farmers Branch, Texas 75006.

NOTE: The above insurance certificate is required prior to signing this MSA.

ATTACH TO MASTER SERVICES AGREEMENT CONTRACT NO. 1075

EXHIBIT D - FORM OF NON-DISCLOSURE AGREEMENT

See Attachment D-1. Mutual NDA

NDA must be signed prior to discussion about contract or services.

ATTACH TO MASTER SERVICES AGREEMENT CONTRACT NO. 1075

EXHIBIT E – Subcontract Change Order (SCO), Job Information Memorandum (JIM) and Completion Acceptance.

All Overtime, Subcontract Change Orders (SCO), Job Information Memorandum (JIM), Work Order Change (WOC), or additional work MUST be approved by GNET contract administration personnel prior to work being performed. Failure to obtain prior approval will result in non-payment for services or materials.

Please see attached forms E-1 (SCO), E-2 (JIM) and E3 (CA).

Step 1 – Overtime materials or additional services are identified by supplier and are critical to completion of job.

Step 2 – SCO, JIM, or WOC is filled out by supplier and sent to GNET contract admin group for authorization prior to performing any services outside original scope of work.

Step 3 – GNET contract admin group will review the request and (1) Approve the request by signing and faxing or emailing the approved request to supplier. (2) Deny the request and notify the supplier by email or fax.

Step 4– If request is approved supplier will begin work AFTER receiving signed approval from GNET contract admin group. Any work performed prior to receiving signed authorization will not be paid.

ALL REQUESTS MUST GO THROUGH THE CONTRACT ADMIN GROUP. SUPPLIERS ARE NOT AUTHORIZED TO OBTAIN APPROVAL FROM GNET EMPLOYEES.